As filed with the Securities and Exchange Commission on December 9, 2025

Registration Statement No. 333-284409

Registration Statement No. 333-284408

Registration Statement No. 333-282850

Registration Statement No. 333-279095

Registration Statement No. 333-274581

Registration Statement No. 333-273516

Registration Statement No. 333-269307

Registration Statement No. 333-258092

Registration Statement No. 333-230857

Registration Statement No. 333-214319

Registration Statement No. 333-201481

Registration Statement No. 333-178307

Registration Statement No. 333-171570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

Form S-1 Registration Statement No. 333-284409

Form S-1 Registration Statement No. 333-284408

Form S-1 Registration Statement No. 333-282850

Form S-1 Registration Statement No. 333-279095

Form S-1 Registration Statement No. 333-274581

Form S-1 Registration Statement No. 333-273516

Form S-1 Registration Statement No. 333-269307

Form S-1 Registration Statement No. 333-258092

Form S-1 Registration Statement No. 333-230857

Form S-1 Registration Statement No. 333-214319

Form S-1 Registration Statement No. 333-201481

Form S-1 Registration Statement No. 333-178307

Form S-1 Registration Statement No. 333-171570

UNDER

THE SECURITIES ACT OF 1933

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2932652
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

609-375-2227

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raghu Rao

Chief Executive Officer and Director

Sonnet BioTherapeutics Holdings, Inc.

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Approximate date of commencement of proposed sale to the public: N/A

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-1 (the “Registration Statements”), originally filed by Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-284409 on Form S-1, as amended, relates to the offer and sale of up to 2,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), in the aggregate by Chardan Capital Markets LLC, as declared effective by the SEC on January 31, 2025;

●	Registration Statement No. 333-284408 on Form S-1, as amended, relates to the offer and sale of up to 127,50 shares of Common Stock, 545,500 shares of Common Stock issuable upon exercise of 545,500 outstanding pre-funded warrants and 1,758,325 Shares of Common Stock issuable upon exercise of 1,758,325 outstanding warrants to purchase Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on January 31, 2025;

●	Registration Statement No. 333-282850 on Form S-1, as amended, relates to the offer and sale of up to 1,103,752 shares of Common Stock, 1,103,752 pre-funded warrants to purchase up to 1,103,752 shares of Common Stock, 1,103,752 warrants to purchase up to 2,207,504 shares of Common Stock, 1,103,752 shares of Common Stock issuable upon exercise of the pre-funded warrants and 2,207,504 shares of Common Stock issuable upon exercise of the warrants, in the aggregate by the Company, as declared effective by the SEC on November 6, 2024;

●	Registration Statement No. 333-279095 on Form S-1, as amended, relates to the offer and sale of up to 5,000,000 shares of the Common Stock, in the aggregate by Chardan Capital Markets LLC, as declared effective by the SEC on May 16, 2024, as amended by that certain Post-Effective Amendment No. 1, as declared effective by the SEC on January 16, 2025;

●	Registration Statement No. 333-274581 on Form S-1, as amended, relates to the offer and sale of up to 4,016,064 shares of Common Stock, 4,016,064 pre-funded warrants to purchase up to 4,016,064 shares of Common Stock, 8,032,128 warrants to purchase up to 8,032,128 shares of Common Stock, 120,481 underwriter warrants to purchase up to 120,481 shares of Common Stock, 4,016,064 shares of Common Stock issuable upon exercise of the pre-funded warrants, 8,032,128 shares of Common Stock issuable upon exercise of the warrants and 120,481 shares of Common Stock issuable upon exercise of the underwriter warrants, in the aggregate by the Company, as declared effective by the SEC on October 26, 2023;

●	Registration Statement No. 333-273516 on Form S-1 relates to the offer and sale of up to 5,150,000 shares of the Common Stock issuable upon exercise of outstanding warrants, in the aggregate by the selling stockholders, as declared effective by the SEC on August 9, 2023;

●	Registration Statement No. 333-269307 on Form S-1, as amended, relates to the offer and sale of up to 13,888,888 shares of Common Stock, pre-funded warrants to purchase up to 13,888,888 shares of Common Stock, warrants to purchase up to 27,777,776 shares of Common Stock, shares of Common Stock underlying the pre-funded warrants and warrants, in the aggregate by the Company, as declared effective by the SEC on February 7, 2023;

●	Registration Statement No. 333-258092 on Form S-1, as amended, relates to the offer and sale of up to 29,702,970 shares of Common Stock, pre-funded warrants to purchase up to 29,702,970 shares of Common Stock, warrants to purchase up to 29,702,970 shares of Common Stock and shares of Common Stock underlying the pre-funded warrants and warrants, in the aggregate by the Company, as declared effective by the SEC on August 19, 2021;

●	Registration Statement No. 333-230857 on Form S-1, as amended, relates to the offer and sale of up to 16,000,000 shares of Common Stock issuable upon exercise of rights to subscribe for such shares, in the aggregate by the Company, as declared effective by the SEC on June 11, 2019;

●	Registration Statement No. 333-214319 on Form S-1, as amended, relates to the offer and sale of up to 1,000,000 units consisting of (i) 9% Redeemable Series 1 Preferred Stock and Series 1 Warrants to purchase Common Stock upon the exercise of subscription rights, in the aggregate by the Company, as declared effective by the SEC on December 15, 2016, as amended by that certain Post-Effective Amendment No. 1, as declared effective by the SEC on March 17, 2017;

●	Registration Statement No. 333-201481 on Form S-1, as amended, relates to the offer and sale of up to 8,500,000 shares of Common Stock issuable upon exercise of rights to subscribe for such shares, in the aggregate by the Company, as declared effective by the SEC on February 17, 2015, as amended by that certain Post-Effective Amendment No. 1, as declared effective by the SEC on April 3, 2015;

●	Registration Statement No. 333-178307 on Form S-1, as amended, relates to the offer and sale of up to 2,500,000 units consisting of (i) one share of Common Stock and (ii) and one redeemable warrant to purchase one share of Common Stock, in the aggregate by the Company, as declared effective by the SEC on June 20, 2012, as amended by that certain Post-Effective Amendment No. 1, Post-Effective Amendment No. 2 and Post-Effective Amendment No. 3, as declared effective by the SEC on May 31, 2013; and

●	Registration Statement No. 333-171570 on Form S-1, as amended, relates to the offer and sale of up to 4,921,948 warrants to purchase shares of Common Stock issuable upon exercise of nontransferable rights to subscribe for such warrants, in the aggregate by the Company, as declared effective by the SEC on July 14, 2011, as amended by that certain Amendment No. 1, filed with the SEC on February 3, 2012.

On December 2, 2025, pursuant to the Business Combination Agreement, dated as of July 11, 2025, by and among the Company, Rorschach I LLC, a Delaware limited liability company (“Rorschach”), Hyperliquid Strategies Inc, a Delaware corporation (“HSI”), TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of HSI (“Company Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of HSI (“Rorschach Merger Sub”), (i) Rorschach Merger Sub merged with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of HSI and (ii) immediately following the Rorschach Merger, Company Merger Sub merged with and into the Company (the “Company Merger”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of HSI.

In connection with the Company Merger, the Company has terminated all offerings of securities pursuant to its existing Registration Statements under the Securities Act of 1933. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 9, 2025.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

By:	/s/ Raghu Rao
Name:	Raghu Rao
Title:	Chief Executive Officer and Director